Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

October 20, 2015
FOR IMMEDIATE RELEASE:

LANB Announces the Appointment of Daniel Thompson as Chief Financial Officer

Los Alamos National Bank (LANB) is proud to announce the appointment of Daniel Thompson as Chief Financial Officer by the Board of Directors on October 19, 2015.  As a key member of the Senior Executive Team, Thompson will assume an important role in the overall management of the bank.  Responsible for planning, implementing, managing and controlling all financial-related activities, Thompson will help streamline efficiency and take a hands-on approach to maintaining a comprehensive financial analysis system.

"By appointing Dan to this key role, we have further expanded the proven leadership of our management team," states John Gulas, CEO at LANB.   "He has the drive and experience necessary to lead our accounting and finance team toward long-term success."

Thompson has held various senior finance positions throughout his banking career.  Most recently, Thompson worked as Chief Financial Officer at United Central Bank in Garland Texas.  His impressive resume demonstrates a broad range of industry knowledge.  He has held key management roles for several banking companies.

 "I am very excited to take on this role at Los Alamos National Bank," said Thompson.  "I plan to ensure that as a financial institution, we deliver timely and accurate financial reports and communicate effectively to our shareholders, customers, and employees.   LANB has a forward thinking leadership team in place and talented team members throughout the bank. I am honored to be part of this organization."

Thompson has spent most of his finance career serving the needs of community banks.  He recently relocated to New Mexico from Plano, Texas.  He is a Certified Public Accountant (CPA) and is an active member of the American Institute of Certified Public Accountants (AICPA).  He holds a Bachelor of Business Administration degree from the University of Oklahoma, and supports various civic organizations.

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Los Alamos National Bank (LANB) is the third largest locally-owned bank in New Mexico with current assets of more than $1.4 billion. Through the responsive work of over 300 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past ten years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, N.M. For more information visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).